Exhibit 99.1
                       Press Release dated March 16, 2005


Maxxon Incorporated Appoints New CEO

TULSA, Okla., Mar 16, 2005 (BUSINESS WIRE) -- Maxxon, Inc. ("Maxxon") (Pink Sheets:MXON) today announced the appointment of Ron Wheet to Chief Executive Officer. Ron Wheet will take over the reins as CEO and Chairman of the Board.

Wheet replaces former CEO Gifford M. Mabie Jr., who has resigned as CEO and a board member. Wheet stated, "We appreciate Mr. Mabie's past efforts and wish him success in his future endeavors."


Wheet shared his excitement for the future prospects of Maxxon: "It is an exciting time at Maxxon with the SEC investigation and trial behind us, we can focus on moving forward with the marketing of the Safety Syringe, the filing of the FDA 510K Application and moving Maxxon to the Over the Counter Bulletin Board."


In the Court's Judgment Maxxon Inc. was enjoined from future violations of the Securities laws but was not fined.


Wheet, age 39, is a Director of the Company and is President of Osprey South LLC. He has over fifteen (15) years experience in the investment banking industry and while working for several NASD registered broker dealers has raised in excess of $100 million for small cap companies. In addition, Wheat is past President of the Metropolitan Exchange Club of Charleston, SC and graduated from Towson University in 1987 with a Bachelor of Science in Finance and International Business.


About Maxxon


Maxxon is a development stage company committed to reducing the risk of accidental needlestick injuries and deaths to healthcare workers. Maxxon's 3cc. safety syringe, presently in development, is designed as a single-handed, vacuum-operated safety syringe that retracts the used needle into the syringe after use.


For more information visit the Maxxon website at www.maxxoninc.com
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This press release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our business. Those uncertainties are discussed in Maxxon's SEC filings.


SOURCE: Maxxon, Inc.

Maxxon, Inc.
Brian Heckathorne, 713-297-8886

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